Exhibit 8.2

[Bingham Letterhead]

May 8, 2007

Celunol Corp.

55 Cambridge Parkway

Cambridge, MA 02142

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 5.1(a) of the Agreement and Plan of Merger and Reorganization dated as of February 12, 2007 (the “Agreement”), by and among Diversa Corporation, a Delaware corporation (“Parent”), Concord Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Celunol Corp., a Delaware corporation (the “Company”), and William Lese, in his capacity as Company Stockholders’ Representative. Pursuant to the Agreement, Merger Sub will merge with and into the Company in a transaction (the “Merger”) in which the existing stockholders of the Company will receive shares of Parent Common Stock and in which the Company will become a wholly-owned subsidiary of Parent. You have requested our opinion as to whether the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein have the respective meanings set forth in the Agreement.

For purposes of our opinion, we have examined and relied upon the Agreement, the joint proxy statement/prospectus included in the Registration Statement on Form S-4 (file No. 333-141392) filed by Parent with the Securities and Exchange Commission on March 19, 2007 in connection with the Merger (the “Registration Statement”), and related documents (the Agreement, the Registration Statement, and such related documents are referred to herein collectively as the “Documents”). We have assumed the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and authenticity and completeness of originals of all documents submitted to us as copies (including as electronic copies), the capacity and authority of each party executing a document to so execute the document, and that the signatures on all documents examined by us are genuine. We have also assumed that all agreements and other instruments reviewed by us are valid and binding on the parties thereto and are enforceable in accordance with their terms, that the parties to such agreements or instruments have fully and timely performed and will fully and timely perform their respective obligations and covenants in accordance with the terms and conditions thereof, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of such agreements or instruments.

As to certain factual matters material to our opinion, we have, with your permission, relied upon the representations and statements of the various parties set forth in the Documents and in the certificates from Parent, Merger Sub, and the Company dated the date hereof and delivered to us in connection with our opinion set forth herein (the “Certificates”). Our opinion assumes that all representations and statements set forth in the Documents (other than statements in the Registration Statement constituting legal conclusions that would result in the accuracy of the opinion set forth herein being assumed) and in the Certificates are true, correct, and complete as of the dates made and as of the Effective Time, and that each such representation or statement that speaks to the future, or to the intention of any person(s), or to the expectation of any person(s), or to the belief or knowledge of any person(s), or is subject to similar qualification, is, and will continue to be, true, correct, and complete as if made without such qualification.

Our opinion is limited solely to the federal income tax laws of the United States, does not cover matters arising under the laws of any other jurisdiction, and is based on our analysis of the provisions of the Code, case law, Treasury Regulations, and published revenue rulings and procedures of the Internal Revenue Service

Celunol Corp.

May 8, 2007

(the “IRS”), in each case as outstanding and in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. Any such changes or new interpretations could affect our analysis and conclusions. The IRS and the courts are not bound by, and may disagree with, the conclusions set forth herein. Our opinion is rendered only as of the date hereof, and we assume no obligation to update our opinion to address other facts (including any transactions or other events occurring after the date hereof) or any changes in law or interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, we are of the opinion that for United States federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed and believe that the discussion of federal income tax issues contained in the Registration Statement entitled “Material United States Federal Income Tax Consequences of the Merger,” insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

We express no opinion other than that specifically set forth above. This opinion is being delivered solely to you for your use in connection with the Merger, and it may not be made available to or relied upon by any other person or entity or used for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein and under the caption “Legal Matters” in the joint proxy statement/prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM MCCUTCHEN LLP